Memorandum

DATE: June 14, 2004

TO: File

FROM: Patrick Kimm

RE: Item 77(i): Form N-SAR for Fidelity Advisor Series VIII

Pursuant to a Board approved vote on September 13, 2003, Fidelity Advisor Series VIII commenced a new series of shares Fidelity Advisor Emerging Markets Fund on April 1, 2004